UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 2, 2024

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6940 Columbia Gateway Dr., Suite 470, Columbia MD, 21046
(Address of principal executive offices and zip code)

(410) 970-7800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GVP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Form 8-K

Item 8.01.	Other Events.

As previously announced, on August 8, 2024, GSE Systems, Inc. (the “Company” or “GSE”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nuclear Engineering Holdings LLC, a Delaware limited liability company (“Parent”), and Gamma Nuclear Merger Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company with the Company continuing as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, on September 16, 2024, the Company filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The SEC experienced technical problems with certain updates to its EDGAR filing system and, on September 18, 2024, the Company refiled the Definitive Proxy Statement.

Non-Binding Indication of Interest Received

On Tuesday, October 1, 2024, after business hours, the Company received a non-binding, unsolicited letter from a third party (“Company Z”) that stated Company Z was prepared to offer $5.50 to $5.75 per share for the Company’s common stock. Company Z requested that the Company enter into “exclusivity” with Company Z to allow 17-21 days to conduct due diligence and negotiate a definitive agreement. The Board of Directors of the Company (the “Board”) met with representatives of Robert W. Baird & Co. Incorporated (“Baird”) and Miles & Stockbridge P.C. (“M&S”) on Wednesday, October 2, 2024, to assess the letter. The Board instructed its representatives to seek clarification and ascertain whether the letter was a Takeover Proposal that was likely to lead to a Superior Proposal. The Company then provided Parent with all required notifications under the Merger Agreement. The same day, representatives of Baird and M&S contacted a representative of Company Z to clarify the terms of the letter. Among other things, the Company’s representatives notified Company Z that the terms of its letter were inconsistent with Section 5.2 of the Merger Agreement (which would prevent the Company from granting exclusivity to a third party) and the best interests of the Company’s stockholders (which would not allow for 17-21 days for due diligence and negotiation of a definitive agreement). Further, it became clear that Company Z lacked an understanding of the full extent of the transaction value (including, but not limited to, that certain Common Stock Purchase Warrant, dated June 23, 2023, issued to Lind Global Fund II LP, which the Company has valued at approximately $1,200,000). A representative of Baird informed Company Z that it would need to enter into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) and conduct expedited due diligence. Shortly after the call, a representative of M&S provided Company Z with a draft confidentiality agreement. While the Board was prepared to enter into an Acceptable Confidentiality Agreement and provide information to Company Z as permitted by Section 5.2(b) of the Merger Agreement, Company Z did not take any further action. On Thursday, October 3, 2024, a representative of M&S emailed Company Z to inquire as to status and to remind Company Z that time is of the essence. Company Z provided no response. On Friday, October 4, 2024, a representative of M&S again emailed Company Z to inquire as to status. In response, a representative of Company Z advised that it did not agree with the requirements of an Acceptable Confidentiality Agreement (specifically the standstill provision included therein) or an expedited diligence process. In response, a representative of M&S advised that Baird and M&S were available (the afternoon of October 4, 2024) to review any comments to the draft confidentiality agreement and then address concerns related to a potential process. Company Z provided no further response.

In light of the foregoing, the Transaction Committee held a meeting the afternoon of October 4, 2024. The Transaction Committee discussed prior non-binding indications of interest received from third parties, including those reflected in the Background of the Merger section of the Company’s proxy statement on Form DEFM14A, prior negotiations with Company A, prior negotiations with Company B and prior negotiations with Company D, each of which had conducted extensive due diligence. After discussing that each of the foregoing parties had submitted non-binding offers or indications of interest, but later withdrew from the process after receiving access to due diligence, and also citing Company Z’s failure to comply with the procedural requirements set forth in the Merger Agreement, the Board expressed concern that Company Z’s non-binding proposal appears unlikely to mature into a binding Takeover Proposal, much less a Superior Proposal. IN CONSULTATION WITH THE BOARD’S LEGAL AND FINANCIAL ADVISORS, THE BOARD OF DIRECTORS OF THE COMPANY REAFFIRMS ITS RECOMMENDATION THAT THE STOCKHOLDERS OF THE COMPANY APPROVE THE MERGER AGREEMENT WITH PARENT (AN AFFILIATE OF PELICAN ENERGY PARTNERS) AT THE OCTOBER 25, 2024 SPECIAL MEETING OF STOCKHOLDERS.

Summary of Supplement to Definitive Proxy Statement

Certain purported shareholders of the Company have sent demand letters (the “Demands”) alleging similar deficiencies and/or omissions regarding the disclosures made in the Preliminary Proxy Statement or the Definitive Proxy Statement. The Company believes that the Demands are without merit, and that no further disclosure is required under applicable law, but to avoid the risk of the Demands delaying or adversely affecting the Merger, and without admitting any liability or wrongdoing, the Company has determined to make voluntary supplemental disclosures (the “Disclosures”).

Supplemental Disclosure

Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable law of any of the supplemental disclosures set forth herein, taken individually or in the aggregate. Page references in the below Disclosures are to pages in the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Definitive Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Definitive Proxy Statement. For clarity, new text within restated paragraphs and tables from the Definitive Proxy Statement is bold and underlined, while deleted text is bold and stricken-through.

The section of the Definitive Proxy Statement entitled “Vote on Adoption of the Merger Agreement (Proposal 1) - Background of the Merger” is hereby supplemented as follows:

The following language is added to the 4th paragraph on page 32:

On June 6, 2023, a special meeting of the Transaction Committee was held to consider the terms of engagement of Baird and Investment Bank Y. In the opinion of the Transaction Committee, Baird demonstrated familiarity and experience with the nuclear industry. The minimum fee requirements for Baird, however, were a significant drawback. Conversely, while Investment Bank Y demonstrated mergers and acquisitions experience, Investment Bank Y had no relevant experience with the nuclear power industry. Discussion turned to the fee structures proposed by Investment Bank Y and Baird. Ms. Gardner reported that she had been unable to negotiate a reduction in the minimum fee of $2,000,000 sought by Baird. The Transaction Committee discussed its preference for Baird given its industry expertise, ongoing sale of a business in the nuclear power industry and familiarity with likely buyers. The Transaction Committee also revisited the Company’s sale process from 2019-2020. The Transaction Committee concluded, based on all of the factors deemed relevant, that the higher minimum fee required by Baird was justified given its familiarity with the industry, its mergers and acquisitions expertise and a commitment by Baird to provide senior deal team oversight to the sale process. After reviewing and negotiating Baird’s proposed form of engagement letter, as well as conflicts disclosures provided by Baird (which reflected that Baird had not previously provided services to the Company), the Company engaged Baird on June 6, 2023.

The following language is added to the 4th paragraph on page 40:

On June 10, 2024, the Board held its regularly scheduled meeting. Management and representatives of Miles & Stockbridge reviewed the status of Pelican’s due diligence and approaching deadlines under the parties’ letter of intent. Mr. Khanna then presented on the status of the business and addressed the need to wind down the Workforce Solutions business line. Management then presented to the Board concerning an impending cash shortfall. Mr. Pepe highlighted first quarter orders, reviewed the history of the Lind debt and associated conversion values, and then turned to cash flow. On cash flow, Mr. Pepe highlighted that, absent changes to accounts payable and the acceleration of accounts receivable, the Company was likely to experience a cash shortfall in mid-July. Ms. Gardner directed pointed questions on the topic to Mr. Pepe and vigorous discussion ensued among Management and the Board. Thereafter, the Board requested regular updates on the Company’s financial projections and cash projections.

The following language is added to the 6th paragraph on page 42, as follows:

Beginning on or about On July 22, 2024, Mr. Pepe and representatives of Baird met with representatives of Pelican to discuss Q2 2024 financial results~~.~~ and anticipated financial projections, including the following:

	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2024F
	Actual	Forecast	Forecast	Forecast	Full Year
Total Revenue	$11,282	$11,612	$12,850	$12,947	$48,692
Gross Profit	$3,215	$3,733	$4,098	$4,489	$15,535
Total operating expenses	$4,745	$3,385	$3,593	$3,273	$14,995
Net Income	$(1,993)	$27	$273	$1,071	$(622)
EBITDA	$(1,234)	$533	$720	$1,430	1,450

Additionally, Mr. Pepe presented the following financial results and financial projections in the event of a winddown of the Workforce Solutions business line:

	2024 Q1	2024 Q2	2024 Q3	2024 Q4	2024F
Total Revenue	$11,282	$11,612	$12,667	$12,335	$47,896
Gross Profit	$3,215	$3,733	$4,006	$4,381	$15,335
Total operating expenses	$4,745	$3,385	$3,549	$2,943	$14,622
Net Income	$(1,993)	$27	$225	$1,293	$(448)
EBITDA	$(1,234)	$533	$672	$1,652	1,623

Management notified representatives of Pelican that Management was not prepared to share multi-year financial projections.

The following language is added after the third paragraph on page 43:

Management and the Board discussed the financial projections provided to ACA. Management confirmed that it had only provided financial projections through year-end to ACA and Pelican. The Board understood that Management only provided 2024 financial projections, and did not provide multi-year financial projections, and agreed with this approach in light of the unpredictability of the nuclear market, the winddown of the Workforce Solutions business line and the fact that the Company had frequently missed internal projections following the COVID-19 pandemic such that the Board did not place material weight on multi-year projections.

The section of the Definitive Proxy Statement entitled “Vote on Adoption of the Merger Agreement (Proposal 1) Opinion of Ankura Capital Advisors, LLC ” is hereby supplemented as follows:

The following language is added to the first paragraph on page 52:

The following is a summary of the material analyses performed by ACA in connection with its Opinion dated August 7, 2024. The analyses and factors described below must be considered as a whole. With respect to the below analysis, ACA relied upon GSE management’s estimates of cash and cash equivalents ($1,255,000), and debt obligations ($1,200,000), as of the signing date. The tables are not intended to stand alone and must be read together with the full text of each summary. Considering any portion of the analyses, factors and data set forth below without considering the full narrative description of all the financial analyses and factors, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of ACA’s financial analyses and Opinion.

The chart titled “Selected Public Companies Analysis” on page 52 is deleted and replaced with the following:

			Enterprise Value as a Multiple of
Company Name	Last Twelve Month (“LTM”) Reported Revenue	LTM Reported EBITDA	LTM Revenue	LTM EBITDA
Plurilock Security Inc.	48,908	-4,769	0.25	NMF
ENGlobal Corporation	32,371	-7,409	0.23	NMF
Mistras Group, Inc.	735,642	70,491	0.62	6.46
Babcock & Wilcox Enterprises, Inc.	965,652	11,534	0.58	48.34
Perma-Fix Environmental Services, Inc.	83,245	-799	1.94	NMF
GEE Group Inc.	131,117	4,004	0.09	3.11
Hudson Global, Inc.	152,157	-159	0.18	NMF

Note: LTM EBITDA figures were not meaningful for Plurilock Security, Inc., ENGlobal Corporation, Perma-Fix Environmental Services, Inc., and Hudson Global, Inc.

The chart titled “Selected M&A Transactions Analysis” on page 53 is deleted and replaced with the following:

Target Name	Buyer Name	Announcement	Close Date	Target Implied Enterprise Value at Announcement	Target LTM Revenue at Announcement	Enterprise Value as a multiple of LTM Revenue
EXCEL Services Corporation	Pelican Energy Partners LP	2/20/2024	2/20/2024	N/A	N/A	N/A
Williams Industrial Services Group	Energy Solutions	7/24/2023	9/18/2023	60,000	299,314	0.20x
DP Engineering Ltd. Co.	GSE Systems, Inc.	2/19/2019	2/15/2019	13,500	23,300	0.58x
TTi (Europe) Limited	GP Strategies Corporation	10/2/2018	8/7/2018	3,000	5,000	0.60x
All Assets of Huen Electric	MYR Group Inc.	7/3/2018	7/2/2018	47,100	159,899	0.29x
True North Consulting, LLC	GSE Systems, Inc.	5/14/2018	5/11/2018	9,750	11,000	0.89x
Absolute Consulting, Inc.	GSE Systems, Inc.	9/20/2017	9/20/2017	8,750	40,000	0.22x
Labor Smart, Inc., Staffing business unit	Energy Staffing Solutions, Inc.	8/18/2016	8/18/2016	350	1,000	0.35x

The following language is added to the final paragraph on page 53 and the first paragraph on page 54 under the subheading “Discounted Cash Flow Method ” as follows:

In addition, ACA performed a discounted cash flow analysis of the Company, which is a valuation methodology used to derive an intrinsic valuation of a company by calculating the present value of its estimated future cash flows. ACA performed a discounted cash flow analysis of the projected unlevered free cash flows of the Company for the fiscal year ending December 31, 2024 ($3,727,154). Free cash flow was based on the forecasted unlevered after-tax net operating profits adjusted for non-cash charges, working capital investments, and capital expenditures. The tax rate utilized in the discounted cash flow analysis was 26.0%, as provided by GSE management. ACA calculated the net present value of the projected unlevered free cash flows utilizing an estimate of the Company’s weighted average cost of capital. For purposes of its discounted cash flow analysis, ACA utilized and relied upon the projections provided by GSE management, which provided a financial forecast for the fiscal year ending December 31, 2024, and other financial information.

In calculating the net present value of the unlevered free cash flows in the discounted cash flow analysis, ACA utilized a weighted average cost of capital range of 33.0% to 36.0%. The discount rate range was selected giving consideration to market-based and company-specific risks and was based on ACA’s professional judgment and experience. ACA calculated the Company’s terminal value as $11,633,237 by applying an assumed perpetuity growth rate of 3.0% to the Company’s terminal year unlevered free cash flows. ACA discounted the indicated terminal value to present value using the selected range of discount rates and added the present value of the unlevered free cash flows. Based on these assumptions, and after rounding, ACA’s discounted cash flow analysis indicated an estimated enterprise value range for the Company of $13.17 million to $14.33 million. ACA then calculated an estimated equity value range for the Company by adding the amount of the Company’s cash and cash equivalents (estimated at $1,255,000), and subtracting the amount of the Company’s debt obligations (estimated at $1,200,000), as provided by GSE management. The resulting estimated equity value range was then divided by the number of shares of GSE Common Stock outstanding (3,494,534), as provided by GSE management, to derive a range of equity values per share of $3.78 to $4.12, as compared to the Merger Consideration of $4.10 per share to the holders of GSE common stock pursuant to the Merger Agreement.

Post-Merger Employment Arrangements and Compensation

As of the date of the Merger Agreement and this supplement, the Company, Management and the Board, on the one hand, and Parent and its affiliates, on the other hand, have not had material discussions regarding post-Merger consideration, employment or other arrangements. For more information regarding the interests of the Company’s directors and officers, see the section entitled “Vote on Adoption of the Merger Agreement (Proposal 1) - Interests of the Company’s Directors and Executive Officers in the Merger” beginning on Page 55 of the Definitive Proxy.

Additional Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K relates to the proposed Merger involving the Company. In connection with the proposed Merger, on September 16, 2024, the Company filed the Definitive Proxy Statement with the SEC. The Definitive Proxy Statement was first sent to GSE stockholders on September 16, 2024. This Current Report on Form 8-K is not a substitute for the Definitive Proxy Statement or for any other document that the Company may file with the SEC and send to its stockholders in connection with the proposed Merger. The proposed Merger will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Company’s stockholders can obtain a free copy of the Definitive Proxy Statement, as well as other filings containing information about the Company, without charge, at the SEC’s website (www.sec.gov). Copies of the Definitive Proxy Statement and the filings with the SEC incorporated by reference therein can also be obtained, without charge, by directing a request to GSE’s Corporate Secretary at 6940 Columbia Gateway Drive, Suite 470, Columbia, Maryland 21046 (telephone: (410) 970-7800). The Company maintains an internet site at www.gses.com. Such website and the information contained on or connected to it shall not be deemed to be incorporated into this Current Report.

Participants in the Solicitation of Proxies

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on May 24, 2024, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023, which was filed with the SEC on April 2, 2024 (as amended on April 2, 2024, and April 29, 2024), and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Definitive Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Definitive Proxy Statement and such other materials may be obtained as described in the preceding paragraph. Investors should read the Definitive Proxy Statement carefully before making any voting or investment decisions.

Forward-Looking Statements and Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: completion of the Merger is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; risks related to the disruption of management’s attention from GSE’s ongoing business operations due to the Merger; and other risks set forth under the heading “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent filings with the SEC. You should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: October 8, 2024	/s/ Emmett Pepe
Emmett Pepe
Senior Vice President and Chief Financial Officer